Exhibit 5


                               BROWN & WOOD LLP
                            One World Trade Center
                           New York, New York 10048


                                                         December 7, 1999

Reckson Service Industries, Inc.
10 East 50th Street
New York, New York  10022

Ladies and Gentlemen:

          This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by selling stockholders of up to 2,044,175 shares of common stock, par value $0.01 per share (the "Common Shares"), of Reckson Service Industries, Inc. (the "Company").

          In connection with rendering this opinion, we have examined the Company's Amended and Restated Certificate of Incorporation and Bylaws, records of the Company's corporate proceedings, the Registration Statement and such other certificates, records and documents as considered necessary for the purposes of this opinion.

          We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any of the jurisdictions other than the laws of the United States of America, the State of Delaware and the State of New York.

          Based upon the foregoing, we are of the opinion that the Common Shares are validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the prospectus.


                               Very truly yours,


                             /s/ Brown & Wood LLP